Exhibit 8.3

[LETTERHEAD OF OSLER, HOSKIN & HARCOURT, LLP]

, 2011

Bank of Montreal

100 King Street West

1 First Canadian Place

Toronto, Ontario

M5X 1A1

Canada

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form F-4 (as amended through the date hereof, the “Registration Statement”) of the Bank of Montreal, a chartered bank of Canada (“BMO”), relating to the proposed merger of Marshall & Ilsley Corporation, a Wisconsin corporation, with and into an indirect wholly-owned subsidiary of BMO.

We have participated in the preparation of the discussion set forth in the section entitled “THE MERGER—Material Canadian Federal Income Tax Consequences” in the Registration Statement. In our opinion, such discussion, insofar as it summarizes Canadian federal income tax law, is accurate in all material respects.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Yours very truly,